090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature]	20140257458-68
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/07/2014 12:03 PM
	Entity Number C8519-1999

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SYSOREX GLOBAL HOLDINGS CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV is hereby amended by adding the following paragraph immediately after the first paragraph of subsection (A):

"Effective as of 4:02 p.m. on April 8, 2014 (the "Effective Time"), each two (2) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Shares of Common Stock shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the "Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been combined, subject to the rounding up of any fractional share interests as described above. The Reverse Stock Split shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first paragraph of this ARTICLE IV.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%

4. Effective date and time of filing: (optional) Date: April 8, 2014 Time: 4:02 p.m.

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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